Exhibit 99.1

                                GRAND UNION LOGO


CONTACTS:
Mark Gross, Senior VP and General Counsel                     Kimberly Kriger
C&S Wholesale Grocers, Inc.                                   Kekst and Company
(802) 257-6025                                                (212) 521-4862
mgross@cswg.com
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Jeffrey P. Freimark
President and CEO, Grand Union
(973) 890-6340
jfreimark@grandunionco.com

                GRAND UNION ANNOUNCES COMPLETION OF ASSET SALE TO
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                              C&S WHOLESALE GROCERS
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WAYNE, NJ, MARCH 4, 2001 - The Grand Union Company (OTC BB: GUCO) announced today that it has completed the sale of substantially all of its assets and business to GU Markets, LLC, an affiliate of C&S Wholesale Grocers, Inc., and other third party purchasers.

                  Virtually all of the locations that will remain retail supermarkets have either already re-opened for business or will do so after a very short renovation period.

                  Included in the assets acquired by GU Markets are approximately 170 of Grand Union's operating locations, the Company's distribution center in Montgomery, New York, and certain other non-operating locations. Of the 170 locations acquired, approximately 45 locations are expected to be immediately transferred to third party purchasers, including six to Pathmark, 19 to Shaws and 20 to Tops. The remaining locations being purchased by GU Markets and other third party purchasers will continue to operate under the Grand Union name for various transition periods, which are expected to last up to 90 days. Following the transition period, it is anticipated that GU Markets will operate approximately 30 retail food operations.

                  During the transition period, liquidation sales will be conducted to sell the inventory at approximately 40 locations, which will either close for renovations or will be sold by GU Markets to non-food retail operators. It is anticipated that the transition period also will be utilized to permit the orderly transfer of:

         o        5 locations to Hannaford;
         o        42 locations to Stop & Shop;
         o        approximately 30 locations to other retail food operators; and
         o approximately 15 locations to operators of other types of retail establishments.



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                  Grand Union will retain 16 locations and seek alternative
buyers prior to the effective date of the lease rejections. GU Markets will hold liquidation sales at those locations.

                  Grand Union filed a voluntary chapter 11 petition in the U.S. Bankruptcy Court in Newark, New Jersey on October 3, 2000, with the stated intention to facilitate the planned sale of the Company and provide for additional funding during the sale process.

                  Some of the matters discussed herein are "forward-looking statements" within the meaning of the private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For additional information about the Company and its various risk factors, please see the Company's most recent form 10-K for the fiscal year ended April 1, 2000, as filed with the Securities and Exchange Commission on June 30, 2000, and form 10-Q for the fiscal quarter ended July 22, 2000, as filed with the Securities and Exchange Commission on September 1, 2000.



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